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                       Stradley Ronon Stevens & Young, LLP
                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                                 (215) 564-8000

June 26, 2009

Board of Trustees
AIM Growth Series,
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

     Re:  Registration Statement on Form N-14

Ladies and Gentlemen:

     We have acted as counsel to AIM Growth Series ("AGS"), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"). Pursuant to an Agreement and Plan of Reorganization (the "Agreement"), the AIM Mid Cap Core Equity Fund, a series of AGS, (the "Acquiring Fund"), will assume the assets and accrued liabilities of the Atlantic Whitehall Mid-Cap Core Fund, a series of Atlantic Whitehall Funds Trust, (the "Acquired Fund"), in exchange for Class Y shares of the Acquiring Fund.

     We have reviewed the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of AGS, in each case as amended to the date hereof, resolutions adopted by AGS in connection with the Reorganization, the form of Agreement, which has been approved by AGS's Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of AGS and the reported case law thereunder, and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

     We have assumed the following for purposes of this opinion:

     1. The shares of the Acquiring Fund will be issued in accordance with AGS's Amended and Restated Agreement and Declaration of Trust and Restated By-Laws, each as amended to date, the Agreement, and resolutions of AGS's Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganization.

     2. The shares of the Acquiring Fund will be issued against payment therefor as described in the Acquiring Fund's Proxy Statement/Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement, and the Agreement, and that such payment will have been at least equal to the net asset value of such shares.

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     On the basis of and subject to the foregoing, we are of the opinion that the shares of the Acquiring Fund to be issued to the Acquired Fund shareholders as provided by the Agreement are duly authorized, and upon such delivery will be validly issued and outstanding, and will be fully paid and non-assessable by AGS.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                        Sincerely yours,

                                        STRADLEY RONON STEVENS & YOUNG, LLP


                                        By: /s/ Matthew R. DiClemente
                                            ------------------------------------
                                            Matthew R. DiClemente, Esq.,
                                            a Partner